Exhibit 99.1

NEWS RELEASE

For Release on November 9, 2015	Contact: Steven D. Lance
4:03 PM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics receives $1.4 Million Order for Advanced Signal Generator Products

SAN RAMON, Calif. — November 9, 2015 -- Giga-tronics Incorporated announced today that it has received a $1.4 million order from a major prime contractor for its new Advanced Signal Generator. The Company anticipates fulfilling the order in the current fiscal year, under the expectation the Company gains an ISO9001 certification of its Supplier Quality Management System which the order requires.

John Regazzi, President and CEO of Giga-tronics, said “Having received a multiple unit order from a second top tier defense prime contractor is a further proof point from the electronic warfare community of the unique performance and cost effectiveness of our new Advanced Signal Generator product, and validates our focus and commitment to this market space as a strategic company direction. We are working on our ISO9001 certification and plan to have it in place when the initial units under this order are ready to ship.”

      Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA".  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

 This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, long term growth, shipments, quality control certification and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new Advanced Signal Generation System and our ability to manufacture it, receipt or timing of future orders, cancellations or deferrals of existing or future orders, our need for additional financing, probable delisting from trading on the NASDAQ Capital Market and moving to the OTCQB marketplace; the volatility in the market price of our common stock; the ability to regain AS9100C or substantially equivalent certification; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 28, 2015 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".

 1